Exhibit 99.1

CYTYC CONFIRMS DISPATCH OF BIDDER’S STATEMENT AND OPENING OF ITS

A$3.25 CASH PER SHARE UNCONDITIONAL OFFER FOR ALL OF VISION

SYSTEMS LIMITED SHARES

Cytyc Lodges Panel Application to Set Aside Ventana’s Acquisition of 12% of Vision

Systems Shares

Cytyc Writes to ACCC Regarding Negative Competition Consequences of Ventana/Vision

Systems Combination

Cytyc Urges Vision Systems Board to Endorse Cytyc Offer Immediately

MARLBOROUGH, Mass., October 3, 2006 — Cytyc Corporation (Nasdaq: CYTC) today announced that it has:

•	Completed dispatch of its bidder’s statement to acquire Vision Systems Limited (ASX: VSL) for A$3.25 per outstanding share;

•	Lodged an application to the Australian Takeovers Panel (“Panel”) to set aside Ventana Medical Systems, Inc.’s (Nasdaq: VMSI) acquisition of 12% of Vision Systems’ shares; and

•	Written to the Australian Competition & Consumer Commission (“ACCC”) outlining its continuing concern about the negative competition consequences that an acquisition of Vision Systems by Ventana would have on Australia’s pathology and healthcare markets.

Patrick J. Sullivan, Cytyc chairman, chief executive officer and president said, “Our offer of A$3.25 cash per share is now open. The message is simple: Cytyc’s tender offer is the only offer on the table, it is unconditional and it offers value far superior to Ventana’s proposal. Cytyc has repeatedly demonstrated its commitment to completing this transaction. Vision Systems’ shareholders can receive cash for their shares within five days of accepting our offer.”

“We want to make it clear to Vision Systems shareholders and noteholders that no matter what the outcome of the current Panel proceedings, Cytyc’s unconditional offer will remain on foot. We urge Vision Systems Board to endorse our offer immediately and we urge Vision Systems shareholders and noteholders to accept our offer.”

Mr. Sullivan added, “We have also written to the ACCC stating concerns that we have heard from customers regarding any acquisition of Vision Systems by Ventana. The combination of Vision Systems and Ventana would be a combination of the number one and number two players in the market. It will result in a combined market share of around 85%, blocking healthy competition, which is in the best interest of customers. In our view, Vision Systems’ products threaten Ventana’s market leadership position, and any Ventana proposal is a defensive strategy of acquiring a key competitor who has better technology.”

ABOUT CYTYC CORPORATION

Cytyc Corporation is a leading provider of best-in-class medical technology that enables physicians and laboratories to improve patient’s lives throughout the world. Cytyc provides diagnostic and minimally invasive surgical products targeting cancer and women’s health. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep®3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The MammoSite® Radiation Therapy System is a single-use device for the treatment of breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue. The NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation.

ABOUT VISION SYSTEMS LIMITED

Vision Systems operates two core business units: Vision Bio-Systems manufactures and markets automated instruments and reagents for biopsy-based detection of cancer and infectious diseases in pathology laboratories worldwide. Products include the Bond™-maX advanced staining system, the Peloris™ tissue processor, and Novocastra™ antibodies and biochemical reagents. Income is generated from capital equipment sales, visualization reagents to the Bond system and Novocastra branded antibodies used in immunohistochemistry for the identification of cancer and infectious diseases.

The second business unit is Invetech, a worldwide provider of research and development services for both internal and external clients, primarily in the international healthcare sector.

U.S. Contact:

Tim Adams, Chief Financial Officer

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation, 508-263-8765

www.cytyc.com

or

Rhonda Barnat/Mike Pascale

The Abernathy MacGregor Group, 212-371-5999

or

Australia Contact:

Rick Ball /Nick Godhard/Gregory Bittar

Morgan Stanley, + 61 3 9256 8913; + 61 2 9770 1519

or

Christine Lacy/Ross Thornton

Third Person Communications, +61 2 8298 6100

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